Exhibit 10.3

AMENDMENT OF EMPLOYMENT AGREEMENT

This AMENDMENT OF EMPLOYMENT AGREEMENT (this “Amendment Agreement”), effective as of the date the last Party to sign the Amendment Agreement signs the same (the “Effective Date”), by and between Headstrong Canada Company (f/k/a Headstrong Canada Limited) (the “Company”), and Darren Saumur (the “Employee” and, together with the Company, the “Parties”).

WHEREAS, the Company and Employee entered into an Employment Agreement on or about February 26, 2018 (the “Employment Agreement”);

WHEREAS the Company wishes to provide Employee with certain severance benefits upon certain terminations of employment;

NOW, THEREFORE, in consideration of the promises and the respective covenants and agreements of the Parties set forth below, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and intending to be legally bound hereby, the Parties agree as follows:

Section 1.Definitions.  For purposes of this Amendment Agreement, the following definitions shall apply:

(a)“Annual Bonus” shall mean Employee’s annual performance bonus, as set forth in Section 3(b) of the Employment Agreement.

(b)“Base Salary” shall mean Employee’s annual base salary, as set forth in Section 3(a) of the Employment Agreement.

(c)“Cause” shall mean:  (I) any conviction by a court of, or entry of a pleading of guilty by Employee with respect to, an indicatable offence or any lesser crime involving moral turpitude or a material element of which is fraud or dishonesty; (II) Employee’s willful dishonesty of a substantial nature towards the Company and any of its direct or indirect subsidiaries; (III) Employee’s material breach of Employee’s Employment Agreement or this Amendment Agreement, which breach is not cured by Employee to the reasonable satisfaction of the Company within thirty business days of the date the Company delivers written notice of such breach to Employee; (IV) Employee’s reckless conduct or willful misconduct; (V) Employee’s willful failure to follow a reasonable instruction of the Genpact Limited Board of Directors (the “Board”) or Genpact Limited’s Chief Executive Officer (“CEO”), which failure continues for a period of thirty days after Employee’s receipt of written notice from the Board or CEO, identify the nature of the failure; (VI) Employee’s use of alcohol or illegal drugs which materially interferes with the performance of Employee’s duties to the Company or which materially compromises the integrity and reputation of the Company thus amounting to undue hardship; or (VII) Employee’s material, knowing and intentional failure to comply with material applicable laws with respect to the execution of the Company’s and its subsidiaries’ business operations, including, without limitation, a knowing and intentional failure to comply with the Foreign Corrupt Practices Act 1977 of the US Congress, as amended.

(d)“Change of Control” shall mean Change of Control of Genpact Limited as defined in the Genpact Limited 2017 Omnibus Incentive Compensation Plan or in any successor equity plan under which the Equity Award is granted.

(e)“Disability” shall mean Employee’s inability, due to physical or mental incapacity, to perform the essential functions of Employee’s duties and responsibilities under the Employment Agreement for a period of 180 consecutive days with or without an accommodation.  In conjunction with determining Disability for purposes of this Amendment Agreement or the Employment Agreement, Employee hereby (i) consents to any such examinations which are relevant to a determination of whether Employee is mentally and/or physically disabled and (ii) agrees to furnish such medical information as may be reasonably requested consistent with applicable law.

(f)“Equity Awards” shall mean share options, restricted share units and performance share awards covering shares of Genpact Limited previously issued to Employee (each such award and any such award granted in the future, an “Equity Award” and, collectively, the “Equity Awards”).

(g)“Fiscal Year” shall mean each fiscal year of the Company ending during the term of Employee’s employment.

(h)“Good Reason” shall mean the occurrence, without Employee’s prior written consent, of any of the following events:  (i) a material reduction in the nature of Employee’s authority or duties; or (ii) a material reduction in Employee’s then current Base Salary; provided, however, that any such event shall not constitute Good Reason unless and until Employee shall have provided the Company with notice of such event within ninety days of the initial occurrence of such event, the Company shall have failed to remedy such event within thirty days of receipt of such notice and Employee terminates employment no later than sixty days following the expiration of such remedy period.

(i) “Termination Date” shall mean the last day that Employee is actively employed and shall include any statutory notice period mandated by the Employment Standards Act, 2000.  It shall not include any other period of non-working notice, whether pursuant to contract or at common law.

Section 2.Termination of Employment.

(a)Termination.  Employee is employed by the Company for an indefinite period, subject to termination in accordance with the termination provisions of this Amendment Agreement.  Section 10 of the Employment Agreement shall hereby be replaced as set out below and the Executive’s employment pursuant to this Amendment Agreement may be terminated in accordance with the following provisions:

(i)The Company may terminate Employee’s employment at any time with or without Cause.

(ii)Employee may voluntarily terminate employment for any reason upon thirty days’ prior written notice to the Company.

(iii)Employee’s employment hereunder shall terminate upon Employee’s death.

(iv)The Company may terminate Employee’s employment hereunder for frustration of contract due to Disability.

(b)Payments Due Upon Any Termination.  Upon Employee’s termination of employment for any reason, the Company shall pay Employee (or Employee’s estate) (i) Employee’s then Base Salary through the date of termination, (ii) any earned but unpaid Annual Bonus for any Fiscal Year preceding the Fiscal Year in which the termination occurs, (iii) the dollar value of all accrued and unused vacation based upon Employee’s most recent level of Base Salary and (iv) any benefits accrued and due under any applicable benefit plans and programs of the Company (the “Accrued Obligations”).  The cash amounts payable pursuant to this subsection (b) shall be paid, in a lump sum, on the date of termination, or as soon as practicable following such date of termination, but in no event later than required under the Employment Standards Act, in accordance with applicable law.  All other benefits, if any, due Employee following a termination shall be determined in accordance with the plans, programs, policies and practices of the Company.  Employee shall not accrue any additional compensation (including any Base Salary or Annual Bonus) or other benefits under this Agreement following such termination of employment except as set out in this Amendment Agreement.

(c)Termination Without Cause or For Good Reason.  Upon the termination of Employee’s employment by the Company without Cause or by Employee for Good Reason, and provided that (i) Employee timely executes and does not revoke the Release required under Section 3(a) of this Amendment Agreement and (ii) Employee has complied with and continues to comply with the restrictive covenants set forth in his Employment Agreement, Employee shall become eligible to receive the following payments and benefits:

(i)The Company shall pay Employee a severance payment in an amount equal to the sum of (i) six months of Employee’s Base Salary (at the rate then in effect) and (ii) one week of Employee’s Base Salary (at the rate then in effect) for each year of service with the Company up to a maximum of an additional twelve weeks, which shall be paid as a salary continuance, in accordance with the Company’s normal payroll practices.  This payment will be inclusive of all statutory entitlements owing for notice and severance, if applicable, under the Employment Standards Act.

(ii)The Company shall pay Employee a lump sum payment equal to the cost that would be payable by the Company, as measured as of Employee’s Termination Date, to obtain continued health care coverage for Employee and Employee’s spouse and eligible dependents, as applicable, under the Company’s employee group health plan for the eighteen-month period following termination, at the level in effect for each of them on such Termination Date.  Payment will be made within sixty days following Employee’s Termination Date.

(iii)The Company shall pay Employee a prorated Annual Bonus for the Fiscal Year in which Employee’s termination of employment occurs.  The prorated Annual Bonus shall be determined by multiplying the target bonus for the Fiscal Year of termination by a fraction, the numerator of which is the number of days during which Employee was employed by the Company in the Fiscal Year in which the Termination Date occurs and the denominator of which is 365.  The prorated Annual Bonus shall be paid within sixty days following Employee’s Termination Date.

(iv)If such termination occurs prior to or more than 24 months following a Change of Control, then the Equity Awards shall be treated as follows:

a.Subject to subsection (e), any outstanding share option, which vests solely upon continuous service with the Company (each, a “Time-Based Option”), shall, on the Termination Date, become vested and exercisable with respect to the number of shares (if any) that would have vested and become exercisable had Employee continued in employment or service for a period of twelve months following the Termination Date (the “Special Vesting Option Shares”).  All Time-Based Options may be exercised for any Special Vesting Option Shares and any previously-vested shares for a period of six months following the Termination Date, but in no event later than the expiration date of the Time-Based Option.  Each Time-Based Option (including with respect to the Special Vesting Option Shares and any previously-vested shares) shall terminate on the date that is six months following the Termination Date or (if earlier) upon the expiration of the term of the Time-Based Option.

b.Subject to subsection (e), any outstanding restricted share unit award, which vests solely upon continuous service with the Company, shall, on the Termination Date, become vested and payable with respect to the number of units (if any) that would have vested had Employee continued in employment or service for a period of twelve months following the Termination Date.  The shares underlying any restricted share units that vest under this subsection (iv)(b) shall be issued on the Termination Date or as soon as reasonably practicable thereafter, but in no event later than the end of the calendar year in which the Termination Date occurs.

c.Subject to subsection (c), any outstanding performance share award, which (A) was subject to vesting in whole or in part based on attainment of performance objectives and (B) with respect to which the specified performance period has been completed prior to the Termination Date such that the award remains subject to vesting only based on continuous service during a specified service period, shall, on the Termination Date, become vested with respect to the number of shares (if any, as determined in accordance with the agreement evidencing the award) that would have vested had Employee continued in employment or service for a period of twelve months following the Termination Date, based on the level of attainment of the performance objectives.  Any shares that vest under this subsection (iv)(c) shall be issued on the Termination Date or as soon as reasonably practicable thereafter, but in no event later than the end of the calendar year in which the Termination Date occurs.  Any performance share award that was subject to vesting in whole or in part based on attainment of performance objectives and with respect to which the performance period has not been completed prior to the Termination Date, shall terminate immediately upon Employee’s termination.

(v)If such termination occurs within 24 months following a Change of Control, then the Equity Awards to the extent outstanding shall be treated as follows:

a.Subject to subsection (e), any Time-Based Option shall become fully vested and exercisable upon such termination.  All Time-Based Options (including with respect to any previously-vested shares) may be exercised for a period of six months following the Termination Date, but in no event later than the expiration date of the Time-Based Option.  Each Time-Based Option shall terminate on the date that is six months following the Termination Date or (if earlier) upon the expiration of the term of the Time-Based Option.

b.Subject to subsection (e), any outstanding restricted share unit award, which vests solely upon continuous service with the Company, shall become fully vested and payable upon such termination.  The shares underlying any restricted share units that vest under this subsection (v)(b) shall be issued upon such termination.

c.Subject to subsection (e), any outstanding performance share award shall, upon such termination, become vested with respect to the number of shares (if any as determined under the agreement evidencing the award) then subject to the award.  Any shares that vest under this subsection (v)(c) shall be issued within sixty days following such termination.

(vi)The Equity Awards shall continue to be governed by and subject to the terms of the applicable award agreements (including any clawback provisions thereunder), as amended to reflect this subsection (c).

(vii)If Employee does not execute or revokes the Release, he shall only be entitled to amounts that would owing under the Ontario Employment Standards Act.

(d)Termination for Cause.  If Employee is terminated for Cause he shall only be entitled to payments owing, if any, as outlined in Section 2(b).  The Company shall also pay Employee any entitlements owing under the Employment Standards Act, including but not limited to notice, severance and compensation for benefit continuation throughout the statutory notice period, if the reasons resulting in the termination for Cause under this Amendment Agreement are not considered willful misconduct, disobedience or willful neglect of duty that is not trivial and has not been condoned by the Company.

(e)Enforcement.In the event that Employee violates the restrictive covenants set forth in the Employment Agreement, Employee shall not be entitled, after the date of such violations or activity (as the case may be), to receive any payouts, benefits or continued vesting under this Section 2 and any unvested Equity Awards shall be immediately forfeited, and the Company may take such other enforcement actions as set forth herein or permitted by applicable law.  Notwithstanding anything to the contrary, any outstanding performance share awards (including any shares issued upon vesting of the award) shall be subject to any clawback provisions set forth in the applicable award agreement and all Equity Awards shall be subject to any clawback or recoupment policy adopted by the Board or the Company from time to time.

Moreover, if Employee is terminated for Cause, he will not be entitled to the payment of any vested or unvested Equity Awards, unless otherwise required by the Employment Standards Act.

Section 3.Miscellaneous.

(a)Release.  Employee will sign a Full and Final Release in favour of the Company as a pre-condition to receiving any payments and benefits under Section 2 of this Amendment Agreement, including any shares or payment under any Equity Awards as set out in this Amendment Agreement, for any amounts in excess of his entitlements under the Employment Standards Act, 2000.

(b)Award Agreements.  Except as set forth herein, this Amendment Agreement does not modify or change the existing agreements evidencing the Equity Awards, which shall continue to be governed by and subject to the terms of the applicable award agreements (including any clawback provisions thereunder), as amended from time to time by Genpact Limited or the Company.

(c)Waiver.  No provision of this Amendment Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in a writing signed by Employee and an officer of the Company (other than Employee) duly authorized by the Board of Directors of the Company to execute such amendment, waiver or discharge.  No waiver by either Party at any time of any breach of the other Party of, or compliance with, any condition or provision of this Amendment Agreement to be performed by such other Party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

(d)Successors and Assigns.  This Amendment Agreement shall be binding on and inure to the benefit of the successors and assigns of the Company.

(e)Notice.  For the purpose of this Amendment Agreement, notices and all other communications provided for in this Amendment Agreement shall be in writing and shall be deemed to have been duly given if delivered personally, if delivered by overnight courier service, or if mailed by registered mail, return receipt requested, postage prepaid, addressed to the respective addresses or sent via facsimile to the respective facsimile numbers, as the case may be, as set forth below, or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon receipt; provided, however, that (i) notices sent by personal delivery or overnight courier shall be deemed given when delivered; (ii) notices sent by facsimile transmission shall be deemed given upon the sender’s receipt of confirmation of complete transmission; and (iii) notices sent by registered mail shall be deemed given two days after the date of deposit in the mail.

If to Employee, to such address as shall most currently appear on the records of the Company.

If to the Company, to:

Headstrong Canada Company

1300-1969 Upper Water Street

Purdy’s Wharf Tower II

Halifax, Nova Scotia B3J 3R7

Canada

Attention: Legal Department

With a copy to:

Genpact LLC

1155 Avenue of the Americas

Fourth Floor

New York, NY 10036

Attention: Legal Department

(f)GOVERNING LAW; CONSENT TO JURISDICTION.  THIS AMENDMENT AGREEMENT AND ANY CONTROVERSY OR CLAIM ARISING OUT OF OR RELATING TO THIS AMENDMENT AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE PROVINCE OF ONTARIO WITHOUT REGARD TO PRINCIPLES OF CONFLICT OF LAWS.  EACH OF THE PARTIES HERETO IRREVOCABLY CONSENTS TO THE JURISDICTION AND VENUE OF A COURT SITUATED IN TORONTO, ONTARIO FOR ANY ACTION TO ENFORCE THIS AMENDMENT AGREEMENT AND/OR THE EXHIBITS HERETO (OTHER THAN AN ACTION WHICH MUST BE BROUGHT BY ARBITRATION PURSUANT TO SECTION 11(h)).  EACH PARTY HEREBY WAIVES THE RIGHTS TO CLAIM THAT ANY SUCH COURT IS AN INCONVENIENT FORUM FOR THE RESOLUTION OF ANY SUCH ACTION.

(g)INDIVIDUALLY REPRESENTED BY COUNSEL.  BY SIGNING BELOW, EMPLOYEE REPRESENTS THAT EMPLOYEE WAS GIVEN THE OPPORTUNITY TO CONSULT LEGAL COUNSEL FOR PURPOSES OF NEGOTIATING THE TERMS OF THIS AMENDMENT AGREEMENT.

(h)Arbitration.  Any controversy or claim arising out of or relating to this Amendment Agreement, any breach hereof, or Employee’s employment or the termination thereof, shall be settled by binding arbitration in Toronto, Ontario.  The determination of the arbitrator shall be conclusive and binding on Employee and the Company, and judgment may be entered on the arbitrator’s award in any court of competent jurisdiction.  The arbitrator shall not have the power to award punitive or exemplary damages.  Issues of arbitrability shall be determined in accordance with the provincial procedural laws relating to arbitration.  The arbitration shall be conducted on a strictly confidential basis, and neither Employee nor the Company shall disclose the existence of a claim, the nature of a claim, any documents, exhibits, or information exchanged or presented in connection with such a claim, or the result of any action (collectively, “Arbitration Materials”) to any third party, except as required by law, with the sole exception of legal counsel and parties engaged by that counsel to assist in the arbitration process, who also shall be bound by these confidentiality terms.  The parties will share the arbitration administrative fees and the arbitrator’s fee and expenses, and each party will pay its own legal fees except as otherwise provided by law.  If court proceedings to stay litigation or compel arbitration are necessary, the party who unsuccessfully opposes such proceedings shall pay all associated costs, expenses, and legal fees that the other party reasonably incurs.  The arbitrator may grant interim injunctive relief, and the Company or its successors or assigns may commence litigation in court, as stated above, to obtain injunctive relief or an order requiring specific performance to enforce or prevent any violations of the covenants contained herein.  Employee and the Company each agree that any arbitration will be conducted only on an individual basis and that no dispute between the parties relating to this Amendment Agreement may be consolidated or joined with a dispute between any other employee and the Company or any Releasee.  Employee agrees not to seek to bring the dispute on behalf of other employees, independent contractors, or consultants of the Company or any Releasee as a class or collective action and that no arbitrator will have authority hereunder to hear or decide any class, collective, or representative action.  The parties agree to take all steps necessary to protect the confidentiality of the Arbitration Materials in connection with any such proceeding, agree to file all Confidential Information (and documents containing Confidential Information) under seal, and agree to the entry of an appropriate protective order encompassing the confidentiality terms of this Amendment Agreement.

(i)Assignment.  Employee may not assign his or her rights or interests under this Amendment Agreement.  This Amendment Agreement may not be assigned by the Company other than to an entity (i) which, directly or indirectly, controls, is controlled by or is under common control with the Company, or which is a successor in interest to substantially all of the business operations of the Company, and (ii) which assumes in writing or by operation of law, at the time of the assignment, the Company’s obligation to perform this Amendment Agreement.

(j)Clawback.  This Amendment Agreement and any incentive compensation payable to Employee shall be subject to any applicable clawback or recoupment policies and other policies that may be implemented by the Board or the Company from time to time with respect to officers of Genpact Limited or the Company, as applicable.

(k)Severability of Invalid or Unenforceable Provisions.  The invalidity or unenforceability of any provision or provisions of this Amendment Agreement shall not affect the validity or enforceability of any other provision of this Amendment Agreement, which shall remain in full force and effect.

(l)Entire Agreement.  This Amendment Agreement sets forth the entire agreement of the Parties in respect of the subject matter contained herein and supersedes all prior agreements, promises, covenants, arrangements, communications, representations or warranties, whether oral or written, in respect of the subject matter contained herein.  Unless expressly stated in this Amendment Agreement, all other terms of Employee’s Employment Agreement remain in force.

(m)Withholding Taxes.  The Company shall be entitled to withhold from any payment due to Employee hereunder any amounts required to be withheld by applicable tax laws or regulations.

(n)Counterparts.  This Amendment Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

IN WITNESS WHEREOF, the Parties have executed this Amendment Agreement as of the Effective Date.

HEADSTRONG CANADA COMPANY

By:	/s/ Thomas D. Scholtes
Name: Thomas D. Scholtes
Title: Senior Vice President & Secretary
Date: November 30, 2021

EMPLOYEE

By:	/s/ Darren Saumur
Date: November 29, 2021